Exhibit 99.1

2Q 2014 Earnings REVIEW Remarks
Chris C Phillips
Director Investor Relations
August 4, 2014

CHRIS PHILLIPS]
Welcome to Marathon Oil Corporation's second quarter 2014 earnings review. The synchronized slides that accompany this review can be found on our website, at MarathonOil.com. We will conduct a live Q&A webcast on Tuesday, August 5, at 8:00 am Central Time / 9:00 am Eastern Time.
Slide 2 contains a discussion of forward-looking statements and other information included in this presentation. Our review will contain forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.
In accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2013, and other filings with the Securities and Exchange Commission, cautionary language identifying important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.
Please note that in the appendix to this presentation there are reconciliations of net income to adjusted net income and income from continuing operations to adjusted income from continuing operations for the periods presented, as well as operating estimates and other data you may find useful. We’ll now move to slide 3 as I turn the call over to Lee Tillman, Marathon Oil President and CEO.
[LEE TILLMAN]
I too would like to extend my welcome to those listening, and begin by reviewing our second quarter highlights.
Adjusted net income per diluted share increased by 33 percent to 89 cents in the second quarter of 2014, compared to the year-ago quarter.

During the second quarter, Marathon Oil entered into an agreement to sell our Norway business for a total transaction value of $2.7 billion dollars. As a result, Norway is now reflected as discontinued operations. For purposes of this presentation we’ll focus on the performance of our continuing operations.
As such, adjusted income from continuing operations per diluted share was 62 cents in the second quarter, an increase of 51 percent over the year-ago quarter. This performance underscores the underlying strength of our business going forward post the Norway disposition.
This strong financial performance was driven primarily by our three high-quality U.S. resource plays that delivered a combined average net production of 170,000 BOE per day in the second quarter 2014, up 29 percent over the year-ago quarter. Liquids production from these resource plays was up more than 30 percent for the same period. We also benefited from strong crude oil and condensate price realizations across the U.S. during the quarter.
In the Eagle Ford, we brought 76 gross operated wells to sales this quarter, and expect that momentum to carry forward and generate similar pace in the second half of the year. We have high confidence in our Eagle Ford execution and expect double-digit production growth quarter-on-quarter for the remainder of 2014.
Additionally, the early results of our enhanced Eagle Ford completion design show wells with 180-day cumulative production yielding on average 25 percent improvement relative to modeled type curves. These enhanced designs include tighter stage spacing as well as enhanced proppant and fluid loading. The Austin Chalk/Upper Eagle Ford co-development is progressing positively with an initial 15,500 net acres now delineated. Furthermore, we currently have 9 wells drilling, completed or awaiting first production.
We also had a strong second quarter in the Bakken. In terms of the overall pace of Bakken activity, we brought 19 gross operated wells to sales this quarter - up 73 percent quarter-on-quarter reflecting the expected recovery from the severe winter weather impacts. The co-development of Middle Bakken and Three Forks is also progressing with high density pilots delivering strong early results.
In the Oklahoma resource basins, we continue to delineate our strong acreage position. And, with agreements executed in the second quarter, we’re increasing our overall position to more than 300,000 net acres. This quarter we reached TD on 6 gross operated wells and brought 4 gross SCOOP wells to sales, of which one was an extended-reach lateral, or XL well, with a 30-day IP rate of 2,000 BOED.
Marathon Oil recorded an outstanding 98 percent average operational availability across our Company-operated assets during the second quarter.

As I mentioned, we signed a definitive agreement to sell our Norway business and expect to close in the fourth quarter.
We also repurchased 13 million common shares in the second quarter at a cost of $449 million dollars. This completed our previously announced $1.5 billion-dollar share buyback. We have $1.5 billion remaining on our share repurchase authorization from our board.
Finally, we announced last week that our board approved an increase in the quarterly dividend of 11 percent to 21 cents per share, reinforcing our commitment to return capital to our shareholders through a competitive dividend.
I’ll turn the call now to J.R. to review our financial performance for the quarter in more detail.

[J.R. SULT]
Thanks Lee. And thanks to you all for taking time to listen to this webcast.
Let’s jump right in and get started with our cash flow performance on Slide 4.
For the first half of 2014, cash flows from continuing operations before changes in working capital were $2.5 billion compared to $2.2 billion in the same period in 2013. Production growth in our U.S. unconventional resource plays together with higher North America crude oil and condensate price realizations were the primary drivers to the 11 percent increase in the cash flow performance from our continuing operations. Cash flows from our discontinued operations for the first six months of 2014 were $440 million compared to $474 million in the first half of 2013. As a reminder, beginning in the second quarter, we have reflected our Norway business as a discontinued operation for all periods presented. Norway operating cash flows represented about $360 million of the year to date cash flows from discontinued operations.

Cash capital expenditures for continuing operations for the first half of the year totaled $2.2 billion versus $2.4 billion for the first six months of 2013 while capital invested in our discontinued operations was $233 million year to date in 2014. Norway capital expenditures were about 80 percent of the total capital expenditures for discontinued operations. Absent our decision to sell, Norway would have contributed modest free cash flow to Marathon Oil for the full year 2014 as a result of significant capital expenditures related to the Boyla subsea project and working capital uses for tax obligations. Proceeds from the sales of our working interests in Angola Blocks 31 and 32 as well as other non-core assets totaled $2.2 billion during the first half of the year.

And finally, demonstrating our commitment to return capital to our shareholders, we paid dividends of $260 million during the first half of 2014, or $0.19 per share, and repurchased 29 million shares of common stock for $1 billion. As Lee mentioned in his opening remarks, just last week, our board of directors approved an 11 percent increase in the quarterly dividend to $0.21 per share payable in September.
Of note, we ended the second quarter with just under $1.2 billion in cash and cash equivalents.
I’m moving now to Slide 5. Adjusted income from continuing operations for the second quarter 2014 was $423 million, a 44 percent increase over the same quarter last year. After-tax earnings from the North America E&P segment increased $81 million, driven primarily by higher liquid hydrocarbon net sales volumes from the U.S. resource plays together with higher commodity price realizations.
The International E&P segment after-tax income was lower by $10 million compared to the second quarter of 2013 primarily a result of lower net sales volumes in Libya, lower commodity price realizations and higher exploration expenses partially offset by higher earnings from our Equatorial Guinea LNG operations due to a turnaround in the prior year period.
Oil Sands Mining contributed an increase of $35 million in after-tax segment earnings, primarily a result of higher net sales volumes and commodity price realizations as well as lower production costs from a planned turnaround at the non-operated Athabasca Oil Sands Project during the same quarter in 2013.
Corporate and unallocated G&A expense was lower quarter over quarter due primarily to higher G&A being allocated to segments.
The second quarter of 2014 had an effective tax rate for continuing operations of 30 percent compared to 70 percent in the second quarter of 2013. The lower tax rate reflects the shift in the mix of earnings during the period from higher to lower tax rate jurisdictions and, in particular, the continuing disruptions in Libya.
Now, let’s take a look at our second quarter financial performance versus the first quarter of 2014. Slide 6 shows the components of the change between the sequential quarters. Adjusted income from continuing operations in the second quarter decreased slightly during the quarter to $423 million. I’ll talk about the operating segments on the slides that follow, but would note here the impact of increased other net expenses as a result of higher foreign currency losses and lower interest income.
Moving to Slide 7, North America E&P segment earnings increased 25 percent over the first quarter to $302 million in the second quarter of 2014. The increase was largely a result of higher net sales volumes from our U.S. unconventional resource plays as well as higher crude oil and condensate price realizations, partially offset by higher exploration expenses. North America E&P net sales volumes increased 7 percent during the quarter underpinned by a 10 percent increase in the resource plays.
Slide 8 shows the magnitude of the increases in crude oil and condensate price realizations for the sequential quarters. As you can see, the North America E&P segment as well as the Oil Sands Mining segment benefited from higher price realizations during the quarter.
Moving to Slide 9, International E&P segment earnings declined 28 percent during the quarter to $160 million. The second quarter results reflect higher exploration expenses, lower net sales volumes in Equatorial Guinea and lower overall commodity price realizations. Exploration expenses during the quarter included dry well costs for two exploratory wells on the South Omo Block in Ethiopia, the Shimela and Gardim wells, and the Mangesh exploratory well on the Sarsang Block in Kurdistan.
As shown on slide 10, our Oil Sands Mining segment income decreased 14 percent in the second quarter to $55 million, primarily due to lower net sales volumes related to reliability issues at the mine and higher operating costs, partially offset by the higher commodity price realizations referenced earlier.
One final note before I hand the webcast back to Lee - in the appendix to this presentation, you’ll find an updated consolidated effective tax rate guidance range for 2014 based on our continuing operations, excluding Libya. The new range is expected to be 30 to 35 percent.
With that, my times up. I’ll turn the call back to Lee.

[LEE TILLMAN]
Thanks J. R.
On the next two slides I’ll concentrate on the progress made in the U.S. unconventional resource plays this quarter, which is on track to drive us toward a greater than 30 percent production growth rate in 2014 over the previous year.
First, on slide 11 we will cover the Eagle Ford. Production increased to 102,000 net BOE per day - 26 percent over the second quarter of 2013 and 6 percent over the first quarter of 2014. As I mentioned previously, the early results of our enhanced completion design show wells with 180-day cumulative production yielding on average 25 percent improvement relative to modeled type curves by reducing stage spacing and increasing both proppant and fluid loading.
Also, the pace of execution improved as evidenced by the 55 percent increase in the number of wells brought to sales compared to the first quarter. We reached TD on 88 gross operated wells and turned 76 gross wells to sales.

We continue to progress the Austin Chalk/Upper Eagle Ford for co-development, successfully delineating an initial 15,500 net acres and three wells were brought online during the second quarter. Two of those wells were in the condensate window, the previously announced well on our April conference call and the latest well which had a 30-day IP rate of approximately 1,650 BOED (73% liquids). The third well was our first in the black oil window and recorded a 30-day IP rate of approximately 600 BOED (90% liquids). Nine more wells in the Austin Chalk/Upper Eagle Ford are currently being drilled, completed or awaiting first production.
Moving to slide 12, in the Bakken, production averaged 50,000 net BOE per day - up 28 percent over the second quarter of 2013 and 16 percent over the first quarter of 2014. We reached TD on 19 gross operated wells and turned 19 gross wells to sales. Spud-to-TD time averaged 17 days. We re-completed 8 wells during the second quarter 2014 with favorable results in the Myrmidon and Hector areas, with Myrmidon expected to generate pre-tax internal rates of return in excess of 60 percent. The remaining re-completions will be located in Hector, where we expect returns to be moderated but competitive. With continued success in earlier 320-acre spacing pilots, we have four additional spacing pilots with 6 Middle Bakken and 6 Three Forks first bench wells planned. The first of these new 12-well spacing pilots spud in July with the remainder planned over the balance of the year. During the second half of 2014, more than half of our planned Bakken wells will test enhanced completion designs, including elevated proppant volumes, slickwater and hybrid fracs, increased stages and cemented liners with plug and perf.
In the Oklahoma Resource Basins, production increased to 18,000 net BOE per day - 38 percent over the second quarter of 2013 and 20 percent over the first quarter of 2014. During the second quarter, we reached TD on 6 gross operated wells and brought 4 gross SCOOP wells to sales. Of the SCOOP wells, one was an extended-reach lateral, or XL well - meaning, the lateral was 7,000 to 10,000 feet long - and it achieved a 30-day IP rate of 2,000 BOED, 64 percent liquids. We continued to test other horizons in the Oklahoma Resource Basins with a second operated Granite Wash well turned to sales. Three operated Southern Mississippi Trend wells are planned for the second half of 2014. The headline for the Oklahoma Resource Basins during the quarter was the execution of agreements that will increase our overall position to more than 300,000 net acres, with a substantial majority in the SCOOP and STACK areas.
With the continued strong performance across all three US resource plays, we expect to provide a comprehensive update on resource potential later in the year.
Slide 13 shows our growth in the U.S. unconventional resource plays since the first quarter of 2012. Combined production from the Eagle Ford, Bakken and Oklahoma resource basins has grown by approximately 124,000 net BOE per day over this period and we’re on course to post a greater than 30 percent increase in profitable volumes in 2014.

Slide 14 demonstrates that since the first quarter of 2012, our Lower 48 onshore production has more than doubled to 210,000 net BOE per day in the second quarter of 2014. Importantly, liquids increased from 63 percent to 78 percent of volumes over this period.
Slide 15 shows both the historical available for sale and sales volumes for the North America and International E&P segments, including Libya, but excluding Alaska and discontinued operations. Libya has been highlighted on both the available for sale and sales columns by quarter due to the uncertainty in future production levels.
Production available for sale increased 3 percent in the second quarter of 2014 compared to the previous quarter, primarily due to growth in the North America resource plays.
Sales volumes were higher at 350,000 net BOE per day in the second quarter compared to 339,000 net BOE per day in the first quarter. This increase was driven by North America E&P sales.
At the end of the second quarter of 2014 we had a cumulative underlift of 2.1 million BOE. Of that, 1.7 million BOE was natural gas in Libya.
Turning to slide 16, the pie chart on the left shows total company actual liquid hydrocarbon sales volumes, excluding Libya and discontinued operations, for the second quarter of 2014. On the right are our estimated third quarter 2014 sales volumes, which reflect higher sales from the U.S. resource plays and lower liftings from the UK. The sale of our Norway business is reflected in both of these charts, with the geographic production mix moving the U.S. sales higher compared to our historical production mix.
Slide 17 shows the 2014 exploration drilling schedule for our global exploration portfolio. During the second quarter, we reached total depth on the Jisik-1 exploration well on the Company’s operated Harir Block in the Kurdistan Region of Iraq and testing is underway. The Mirawa-2 appraisal well, which follows the successful Mirawa-1 discovery, is expected to spud in the third quarter of 2014. We hold a 45 percent working interest in the Harir Block. Additionally, in the non-operated Sarsang block in Kurdistan, we are currently testing the East Swara Tika-1 well.
The Sala-1 exploration well in Kenya, spud in February on the eastern side of Block 9, made a gas discovery during the second quarter. The well was drilled to a total depth of 10,000 feet and analysis indicated three zones of interest over a 3,280-foot interval, which were subsequently drill-stem tested. Sala-2, which will appraise the discovery, has recently begun drilling. We have a 50 percent non-operated working interest in Block 9.
The Shimela-1 and Gardim-1 exploration wells in the Ethiopia South Omo Block reached TD during the second quarter, and were expensed.

Our operated Gulf of Mexico exploration program starts up again in the third quarter with the Key Largo prospect located on Walker Ridge Block 578. We hold a 60% WI in this inboard Paleogene prospect. The Norphlet Perseus prospect, located on Desoto Canyon Block 231, is also scheduled to spud in the third quarter. We hold a 30 percent non-operated working interest. The second appraisal well in the non-operated Shenandoah discovery is drilling ahead.
The EG exploration program is due to begin late in the third quarter with the drilling of the Sodalita West prospect.
Slide 18 revisits our tactical priorities for 2014, as outlined at our Analyst Day in December 2013.
We’ve accelerated our activity in the resource basins. I outlined the progress made in all three basins earlier but would remind you that we are confident that our resource play production will grow at a double digit rate over the remaining quarters in 2014 and greater than 30% year-over-year. And this growth is fully reflected in the third quarter and full year 2014 guidance set out in our earnings release and this Appendix.
Our portfolio optimization continued with the announced the sale of our Norway business and we closed on the sale of our working interests in Angola Blocks 31 and 32 earlier this year. We also completed $1.5 billion in share repurchases which commenced in the second half of 2013.
And lastly, moving to slide 19, I believe our second quarter operating and financial results underscore what we view as a strong investment case for Marathon Oil. Our focus is driven by seven strategic imperatives. Not only achieving, but excelling across these imperatives is our corporate strategy, and the roadmap for how we plan to become the premier independent E&P company.
The investment case for Marathon Oil is predicated on protecting our license to operate, demonstrated execution, profitable volumes growth, rigorous portfolio management and disciplined capital allocation, all contributing to deliver competitive long-term shareholder value.
That concludes our prepared remarks and we look forward to your questions during the live Q&A call tomorrow morning. Thank you.